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                                                                    EXHIBIT 99.4

                               AMENDMENT NO. 13

                                    TO THE

                          IKON OFFICE SOLUTIONS, INC.

                            RETIREMENT SAVINGS PLAN

          WHEREAS, IKON Office Solutions, Inc. ("IKON") sponsors and maintains the IKON Office Solutions, Inc. Retirement Savings Plan (the "Plan") for the benefit of certain of its employees; and

          WHEREAS, IKON now wishes to amend the Plan to add certain provisions relating to Unisource Stock held within the Unisource Stock Fund;

          NOW, THEREFORE, the Plan is hereby amended as follows:

          1. Effective January 1, 1999, Section 11.12 is amended and restated as follows:

          "11.12 Tender Offer.
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                 (a) For purposes of this Section, each Participant is hereby designated a "named fiduciary" within the meaning of section 403(a)(1) of ERISA with respect to shares of IKON Stock and Unisource Stock held by the Trustee for that Participant.

                 (b) IKON Stock. (1) In the event that IKON Stock is the object
                     ----------
          of a tender offer pursuant to Regulation 14D of the Securities Exchange Act of 1934 (or any substantially similar federal or state statute or regulation), the Trustee shall not tender any shares of IKON Stock held by it unless it is instructed to tender the shares by the Participant for whom the shares are held.

                     (2) The purchase by the tender offeror of any shares tendered by the Trustee shall be deemed to result in the withdrawal of the shares so purchased from the Participant's Account. However, no purchase of tendered IKON Stock shall be deemed to be a withdrawal from any Account prior to the time that a withdrawal from that Account may be made pursuant to the other terms of this Plan.

                 (c) Unisource Stock. (1) In the event that Unisource Stock is
                     ---------------
          the object of a tender offer pursuant to Regulation 14D of the Securities Exchange Act of 1934 (or any substantially similar federal or state statute or regulation), the Trustee shall not tender any shares of Unisource stock
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          held by it unless it is instructed to tender the shares by the
          Participant for whom the shares are held.


                     (2) The proceeds resulting from a purchase by the tender offeror of any shares held by the Trustee for a Participant shall be invested in the Participant's Account in accordance with procedures established by the IKON Committee."

          2. Effective July 12, 1999, Section 11.13 is amended and restated as follows:

          "11.13 Pre-Retirement Reinvestment Option.
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                 (a) Each Participant who has attained age 55 has the right to direct that all or a portion of the IKON Stock Fund and, until July 12, 1999, the Unisource Stock Fund, that is attributable to Matching Contributions held in his Employer Sub-Account C be reinvested in the Investment Funds selected by the Participant. However, no Participant may select the Unisource Stock Fund as an investment option.

                 (b) A Participant exercising his right under this Section shall convey the proper investment instructions to the Recordkeeper by telephone.

                 (c) Separate records shall be maintained to reflect the portion of each Participant's Employer Sub-Account C which has been reinvested pursuant to this Section.

                 (d) The value of IKON Stock and Unisource Stock in a Participant's Account shall be determined on the basis of Fair Market Value.

                 (e) All elections and investment transfers under this Section shall be subject to any rules that may be prescribed by the Administrator."

          2. Effective July 12, 1999, Section 11.16 is amended and restated as follows:

          "11.16 Transfer Out of the Unisource Stock Fund.
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                 (a) A Participant may at any time transfer all or a portion of his interest in the Unisource Stock Fund out of the Unisource Stock Fund. Once an amount has been transferred out of the Unisource Stock Fund, it may not be transferred back into the Unisource Stock Fund.

                 (b) Subject to Subsection (c), an amount invested in the Unisource Stock Fund may be transferred to any other Investment Fund the Participant selects (including the IKON Stock Fund).

                 (c) Notwithstanding Subsection (b), until July 12, 1999, the portion of a Participant's Employer SubAccount C that is invested in the
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          Unisource Stock Fund may be transferred only to the IKON Stock Fund, and not to any other Investment Fund, if the Participant is not yet age 55 at the time of the transfer."

          IN WITNESS WHEREOF, IKON has authorized its duly appointed officers to execute this Amendment No.13 this ______ day of ________, 1999.


                                            IKON OFFICE SOLUTIONS, INC.



                                            By:_________________________________



Attest:____________________________